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                                  EXHIBIT 23



CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement dated April 28, 1983 on Form S-8 No. 2-72576 pertaining to the 1981 Stock Purchase Plan, the Registration Statement dated March 29, 1990 on Form S-8 No. 33-34107 pertaining to the Baldwin & Lyons, Inc. Deferred Directors Fee Option Plan, and the Registration Statement dated August 6, 1993 on Form S-8 No. 33-31316 pertaining to the Baldwin & Lyons, Inc. Employee Discounted Stock Option Plan of our report dated February 26, 2001, with respect to the consolidated financial statements and schedules of Baldwin & Lyons, Inc. and subsidiaries included in the Annual Report (Form 10K) for the year ended December 31, 2000.



/S/ ERNST & YOUNG LLP


Indianapolis, Indiana
March 22, 2001

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